Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2014 related to iHeartMedia Capital I, LLC and subsidiaries, in the Registration Statement on Form S-4 and related Prospectus of iHeartCommunications, Inc. for the registration of $1,000,000,000 aggregate principal amount of 9% Priority Guarantee Notes due 2022.

/s/ Ernst & Young LLP

San Antonio, Texas

December 15, 2014